Exhibit 99.1

Green Builders, Inc. Listing Compliance Plan Accepted
by NYSE AMEX LLC

Austin, TX – April 28, 2009 - Green Builders, Inc. (NYSE AMEX Equities:GBH) reported that its exchange listing compliance plan submitted on February 23, 2009 has been accepted by the NYSE AMEX LLC (the “Exchange”).

On January 23, 2009, the Company received notice from the staff of the Exchange that it was not considered to be in compliance with Section 1003(a)(i) of the Exchange’s Company Guide (the “Company Guide”) because it reported stockholders' equity of less than $2,000,000 and losses from continuing operations and net losses in two of its three most recent fiscal years; it was not considered to be in compliance with Section 1003(a)(ii) of the Company Guide because it reported stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of its four most recent fiscal years; it was not considered to be in compliance with Section 1003(a)(iii) of the Company Guide because it reported stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years; and it was not considered to be in compliance with Section 1003(a)(iv) of the Company Guide because it had sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet its obligations as they mature.

On February 23, 2009 the Company submitted a plan of compliance to the Exchange. On April 24, 2009 the Exchange notified the Company that it had accepted its plan for regaining compliance with the continued listing requirements and granted the Company an extension until July 23, 2009 to become compliant with Section 1003(a)(iv) and until July 23, 2010 to regain compliance with Section 1003(a)(i), Section 1003(a)(ii), and Section 1003(a)(iii) of the continued listing standards. The Company will be subject to periodic review by the exchange staff during the extension periods. If the Company fails to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the applicable extension period, the Company could be delisted from the Exchange.

Safe Harbor Statement
Some statements are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to anticipated events, trends, or results and generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. These statements are subject to risks. Many factors could cause actual results to differ materially from those anticipated in forward-looking statements, including factors described under “Risk Factors” in our Annual Report on Form 10-KSB filed December 23, 2008. The company assumes no obligation to update or supplement such forward-looking statements.

Media Contact:
Clark Wilson
Green Builders, Inc.
cwilson@greenbuildersinc.com
512-314-2091